Exhibit 10.23
*** Text Omitted and Filed Separately
Pursuant to a Confidential Treatment Request
Under 17 C.F.R. §§ 200.80(b)(4)
and 240.24b-2
THIRD AMENDMENT TO THE AGREEMENT ENTITLED
“LICENSE AGREEMENT to Hepatitis Virus Immunology and Immunotherapy”
ENTERED INTO SEPTEMBER 23, 1991
BETWEEN THE SCRIPPS RESEARCH INSTITUTE AND CYTEL CORPORATION
This Third Amendment to the agreement entitled “License Agreement to Hepatitis Virus Immunology and Immunotherapy” (the “Third Amendment”) is entered into and made effective as of July 30, 2005 (the “Amendment Effective Date”) by and between The Scripps Research Institute, a California nonprofit public benefit corporation (“TSRI”) located at 10550 North Torrey Pines Road, La Jolla, California 92037, and Epimmune Inc. (“Licensee”), a Delaware corporation located at 5820 Nancy Ridge Drive, San Diego, California, 92121, with respect to the facts set forth below.
WITNESSETH
WHEREAS, TSRI and Licensee previously entered into that certain License Agreement effective as of September 23, 1991 (the “Agreement”); and
WHEREAS, TSRI and Licensee previously amended the Agreement by an amendment effective June 17, 1992 (the “First Amendment”); and
WHEREAS, TSRI and Licensee further amended the Agreement by an amendment effective October 12, 1995 (the “Second Amendment”); and
WHEREAS, TSRI and Licensee agreed in the Agreement to amend the Agreement at the time each sublicense is being negotiated, to set a specific royalty percentage applicable to sublicense royalties for that sublicense agreement, all as further set forth in the Agreement.
NOW THEREFORE, TSRI and Licensee hereby agree to amend the Agreement as follows:
1.	All capitalized terms not defined in this Third Amendment shall have the meaning given to them in the Agreement.

2.	Section 3.5 of the Agreement is hereby amended to add the following sentence to the end of Section 3.5:

For clarification, “Sublicense Royalties” exclude any payments made to Epimmune (a) for the purchase of equity securities at fair market value or as part of a strategic relationship involving significant intellectual property rights of Epimmune in addition to the Patent Rights, or (b) as funding at cost for research and development activities currently being conducted by Epimmune personnel.

3.	Section 3.5 of the Agreement is hereby amended to include the following additional paragraph at the end of the Section:
3.5.1	Sublicense Royalties for Innogenetics Sublicense. Pursuant to Section 2.2 hereof, Epimmune has granted a sublicense to Genencor International, Inc., which was effective as of July 9, 2001, and was assigned by Genencor International, Inc. to Innogenetics, NV (“Innogenetics”) on March 30, 2004, as may be amended (the “Innogenetics Sublicense”). Pursuant to this Section 3.5 Epimmune and TSRI have agreed that the following royalty shall be payable on Sublicense Royalties paid to Epimmune under the Innogenetics Sublicense: (i) Epimmune shall pay to TSRI [...***...] of all Sublicense Royalties, which are not royalties on Net Sales of Licensed Products, received by Epimmune pursuant to the Innogenetics Sublicense; and (ii) for Sublicense Revenues which are royalties on the Net Sales of Licensed Products by Innogenetics or its sublicensees, Epimmune shall pay (or shall cause Innogenetics to pay) to TSRI an amount equivalent to [...***...] of what is due to Epimmune from Innogenetics as a royalty on Net Sales of Licensed Products by Innogenetics and its sublicensees calculated in accordance with the terms of the Innogenetics Sublicense (but excluding any payment by Innogenetics to any third party of amounts due under any license agreement between Epimmune and such third party), without taking into account any offsets or credits against such amount paid by Innogenetics to Epimmune as a result of the royalty owed to TSRI, but in no event shall the royalty paid to TSRI on Sublicense Revenues which are royalties on Net Sales of Licensed Products by Innogenetics and its sublicensees be less than [...***...] of Net Sales of Licensed Products by Innogenetics and its sublicensees (calculated in accordance with the terms of the Innogenetics Sublicense).
4.	Each party for itself and its respective subsidiaries, related entities, predecessors, successors, heirs, executors, administrators, officers, directors, agents, employees and assigns (as applicable), fully and forever releases and discharges the other party and its respective subsidiaries, related entities, predecessors, successors, heirs, executors, administrators, officers, directors, shareholders, agents, employees and assigns (as applicable), with respect to any and all claims, obligations, debts, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, whether known, unknown, suspected, unsuspected, anticipated or unanticipated, including, without limitation, any right of termination under the Agreement, arising out of or relating to the failure to have determined the specific royalty percentage under Section 3.5 of the Agreement with respect to the Innogenetics Sublicense prior to the date of this Amendment Effective Date, and each party promises and agrees that it will never sue the other or otherwise institute or participate in any legal or administrative proceedings against the other with respect to such failure to have determined the specific royalty percentage under Section 3.5 of the Agreement with respect

*CONFIDENTIAL TREATMENT REQUESTED

to the Innogenetics Sublicense prior to the date of this Amendment Effective Date. With respect to the matters released herein, the parties expressly waive any and all rights and benefits conferred upon them by statute, if any, or common law principle of similar effect to the effect that general releases do not extend to unsuspected claims, including statutory language similar to Section 1542 of the Civil Code of the State of California, which states as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
TSRI has relied on the representations of Epimmune regarding amounts due to TSRI under Section 3.5 of the Agreement. If those representations are in error, then this Section 3 of the Third Amendment shall be rendered null and void ab initio.

In addition, if Epimmune fails to make any payments required by Section 3.5 of the Agreement (and does not cure such failure by making such payment within thirty (30) days after written notice of the failure from TSRI), this Section 3 of the Third Amendment shall be rendered null and void ab initio.

5.	Except as specifically modified or amended hereby, the Agreement as amended by the First and Second Amendments shall remain in full force and effect and, as so modified or amended, is hereby ratified, confirmed and approved. No provision of this Third Amendment may be modified or amended except expressly in writing signed by both parties.

6.	In the event of any conflict or inconsistency between the terms of the Agreement as amended by the First and the Second Amendment, and the terms of this Third Amendment, the terms of this Third Amendment shall prevail.

7.	This Third Amendment, together with the Agreement, the First Amendment, and the Second Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior written and oral agreements and discussions.

8.	This Third Amendment may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. This Third Amendment shall be construed in accordance with, and governed in all respects by, the laws of the State of California without giving effect to principles of conflicts of laws.

9.	This Third Amendment shall terminate ab initio if payment for amounts due as of the Amendment Effective Date pursuant to Section 3.5 of the Agreement are not received by TSRI within ten (10) days of the Amendment Effective Date, or by July 31, 2005, whichever is the first to occur.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Third Amendment.

LICENSEE:	TSRI:

Epimmune Inc.	The Scripps Research Institute

/s/ Emile Loria	/s/ Arnold LaGuardia

Emile Loria, M.D. President &CEO	Arnold LaGuardia Executive Vice President

Date: 7/29/05	Date: 8/1/05

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